NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 31, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 18, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On March 18, 2017, BRT Realty Trust, a Massachusetts business trust ('Old BRT'), completed its conversion into BRT Apartments Corp., a Maryland corporation ('New BRT'). Upon the consummation of the Conversion, each outstanding share of beneficial interest in Old BRT automatically converted into a share of common stock of New BRT. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of BRT Realty Trusts shares of beneficial interest and does not affect the continued listing on the NYSE of BRT Apartments Corp. common stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 20, 2017.